REMOTE PROCESSING SERVICES AGREEMENT
BETWEEN HARLAND FINANCIAL SOLUTIONS, INC.
AND TWO RIVER COMMUNITY BANK
Exhibit 10.6

This Remote Processing Services Agreement (the “Agreement”) is made and entered into this 27 day of Feb., 2006 (the “Effective Date”) by and between Harland Financial Solutions, Inc. (“HFS”) an Oregon corporation, having a principal place of business at 605 Crescent Executive Court, Suite 600, Lake Mary, Florida 32746, and Two River Community Bank (“Customer”) a financial institution having offices at 1250 Highway 35 South, Middletown, NJ 07748.  The terms and conditions of this Agreement shall apply to all services provided pursuant to this Agreement.

Statement of Purpose

WHEREAS, Customer now desires, and HFS has agreed for Customer to engage HFS to perform remote processing services pursuant to this Agreement; and

WHEREAS, the parties are entering into this Agreement for the purpose of setting forth the terms and conditions in connection therewith.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, and for other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  Except as otherwise defined herein, the following terms shall have the meanings set forth below:

“Asset Value” means the aggregate dollar value of all assets of Customer and its subsidiaries processed utilizing the Remote Processing Services.

“Batch Processing Services” means HFS’ updating and merging of Customer Data with the then current applicable Customer Databases.

“Consulting Services” means the services provided by HFS to Customer pursuant to Section 2.12 and an applicable Statement of Work.

“Customer Data” means the Customer data input and transmitted to HFS by Customer in compliance with the Documentation and this Agreement for incorporation into the Customer Database through Batch Processing.

“Customer Database(s)” means the databases generated and updated by the processing of the Customer Data by HFS and Customer utilizing the RPS Products.

“Data Center” means the HFS data center where the RPS Products are installed by HFS for Remote Processing Services.

“Documentation” means the end user manuals provided by HFS to Customer following the Effective Date (as updated from time to time by HFS) regarding the use of the HFS Products and the Remote Processing Services.

“Interfaces” means HFS interfaces identified in Schedule 1 to this Agreement (and modifications thereto by HFS) and related Documentation.

“HFS Products” means the HFS Programs and interfaces identified in Schedule 1 and in the Item Processing Services Schedule to this Agreement and Work Product.

“HFS Programs” means HFS software programs identified in Schedule 1 (and modifications thereto by HFS) and related Documentation.

“Live Date” means the date the RPS Products are installed and available for use by Customer pursuant to this Agreement.

“Monthly Asset Value Payments” means as defined in Schedule 1.

“On-line Processing Services” means HFS providing access to Customer to the then current Customer Databases via the Internet frame relay, ISDN circuit, etc. for review and updating of the Customer Data by Customer as part of the Remote Processing Services.

“On-line Processing Hours” means the hours for On-line Processing Services by HFS as set forth in Schedule 2.

“Remote Processing Services” means the On-line Processing, Batch Processing, and Item Processing Services provided by HFS to Customer pursuant to this Agreement.

“Reports” means the reports Customer may generate consistent with the Documentation utilizing the applicable RPS Products.

“RPS Products” means the HFS Products and Third Party Products utilized or otherwise available for use by Customer as part of the Remote Processing Services.

“Schedule(s) means each of the schedules attached to this Agreement as of the Effective Date or subsequently added pursuant to a valid amendment to this Agreement.

“Services” means, collectively, the Remote Processing Services, Consulting Services and any other services provided by HFS to Customer pursuant to this Agreement.

“Statement of Work” means a written agreement between the parties hereto that expressly incorporates this Agreement by reference and describes the specific Consulting Services to be provided by HFS to Customer pursuant to such Statement of Work.  Each Statement of Work shall comply with Section 2.12.

“Territory” means the United States of America.

“Third Party Products” means the non-HFS Products and Non-HFS interfaces identified in Schedule 1 and hosted (except as otherwise provided herein) by HFS in the Data Center and utilized by Customer as part of the Remote Processing Services.

“Work Product” shall mean any materials, information, data, methodologies, reports, computer code or software, or modifications to the HFS Products provided by HFS to Customer as part of any Consulting Services and all Documentation related thereto.

2.           Services.  Subject to all terms and conditions of this Agreement, HFS shall provide the following Services to Customer for use solely within the Territory:

2.1         On-line Processing Services.  During the On-line Processing Hours, HFS shall provide Customer remote access to the then current Customer Databases for input and review utilizing the RPS Products.

2.2         Batch Processing Services.  During the Batch Processing Hours, HFS will process the Customer Data received prior to the Batch Processing Hours for the applicable business day utilizing the RPS Products in compliance with the Documentation.  In HFS’ discretion, the Batch Processing Hours may be extended in order to complete Batch Processing Services for the applicable Customer Data from the prior business day.  In such events, the On-line Processing Hours will be delayed until such time as the batch processing has been completed.

2.3         Item Processing Services.  If Customer receives Item Processing Services from HFS, HFS shall provide such services as described in an Item Processing Services Schedule, which shall be attached to this Agreement.

2.4         Customer Connectivity to the Data Center.  HFS will contract directly with a communications line provider selected by HFS for providing Customer’s high speed data communications circuits (such as frame relay) necessary for Customer to utilize the Remote Processing Services.  HFS will control and own (or control the third party relationship for) all such providers and all routers and the data circuits required for Customer’s communications/connectivity with the Data Center.  HFS will also provide the Communications Management Services described in Schedule 4.

HFS shall ensure it has adequate telecommunications capacity (such as sufficient telephone lines) to accomplish required on-line transmissions, and shall follow the standards of HFS with respect to the type and capacity for such data transmission lines.  HFS reserves the right to approve installation dates and selection of transmission-related equipment to assure that said equipment is compatible with HFS’ equipment related to the Remote Processing Services.

Notwithstanding the foregoing, HFS shall not be responsible for the performance or use by Customer of any services by any third party communications services provider or damages caused based on such use or inability to use such services.  Additionally, under no circumstances shall HFS be responsible for transmission or communication errors or other problems with transmission of Customer Data by Customer to HFS.

2.5         Licenses to HFS Products.  Subject to all terms of this Agreement and during only the term hereof, commencing on the Live Date, HFS grants to Customer a license to remotely access and use the HFS Products solely for its internal business operations and consistent with the Documentation.  Customer agrees that it shall not:  (i) reproduce, prepare derivative works based upon, distribute copies of, perform, display, make, use, or sell the HFS Products other than as expressly provided herein, (ii) reverse engineer, disassemble or decompile any HFS Products or cause or permit such acts, (iii) use the HFS Products for third-party training, commercial time-sharing, out-sourcing, rental, or service bureau use, and (iv) assign, sublicense, lease, transfer, or rent  or otherwise provide access to the HFS Products to any third party.  Customer understands and agrees that it is only licensed to use the HFS Products through the Remote Processing Services provided pursuant to this Agreement; provided, however, Customer may install at its location and use the object code version of the client resident portions of the HFS Products solely as necessary for Customer to remotely access the RPS Products.

2.6         HFS Support for HFS Products.  HFS shall maintain the HFS Products and provide, at no additional charge, updates thereto offered by HFS to its general customer base for Remote Processing Services related to such HFS Products.  At all times during the term of this Agreement, Customer shall be required to utilize the current version of all HSF Products in order to continue to use the Remote Processing Services pursuant to the terms of this Agreement.

2.7         Availability of the Remote Processing Services.  HFS shall use commercially reasonable efforts to support the availability of the Remote Processing Services consistent with the objectives set forth in Schedule 2.

2.8         Reports.  Customer may generate reports utilizing the RPS Products according to the Documentation.

2.9         Days of Operation.  HFS will provide Remote Processing Services according to the hours of operation set forth in Schedule 2, subject to the HFS holiday schedule set forth therein.

2.10       Problem Response.  HFS shall use commercially reasonable efforts to respond to and either correct errors or failure of the HFS Products to perform according to the applicable Documentation or provide Customer the information reasonably necessary to correct such errors or failure.

2.11       Disaster Recovery.  Schedule 3 contains an explanation of the emergency backup data processing procedure utilized by HFS, which is provided for informational purposes only.  HFS’ disaster recovery plan is designed to minimize, but not eliminate, risks associated with a disaster affecting the Data Center.  HFS does not warrant such backup capabilities will be available at the desired time or at a specific location and does not warrant Customer’s accessibility to recovered Customer Data or Customer Databases.  Customer is responsible for maintaining a business continuity plan, as it deems necessary, relating to disasters affecting Customer’s facilities.

2.12       Consulting Services.  Pursuant to this Agreement and an applicable Statement of Work, HFS may provide services to Customer, on a time and materials basis, related to the HFS Products and Remote Processing Services consisting of, among other things, modification or customization of the HFS Products, training and implementation services, custom code development, and other services related to any of the preceding (“Consulting Services”).  Each Statement of Work shall be executed by both parties, expressly incorporate the terms and conditions of this Agreement, and include all material terms applicable thereto, including, without limitation, HFS’ hourly rates for such services, a description of the Consulting Services to be performed, any Work Product to be provided, the Licensed Program authorized for use with the Material, and any additional specifications and use restrictions applicable thereto.  All Statements of Work related to Consulting Services provided under this Agreement shall be numbered consecutively, commencing with Statement of Work No. 1.

2.13       Changes to Services.  HFS reserves the right to make changes to the Services including, but not limited to, operating procedures, security procedures, the type of equipment resident at, and the location of the Data Center.  HFS will provide Customer with ninety (90) days prior written notice of any material changes to the Services that would substantially affect Customer’s use of the Services.

2.14       Maintenance of Equipment.  HFS shall own or lease all hardware and related equipment on which the RPS Products are installed at the Data Center.

2.15       Backup of Customer Databases.  HFS shall be responsible for downloading one (1) copy of the Customer Databases to backup tapes not less than once each business day of operations by HFS and shall store such tapes off site in accordance with HFS’ retention policy for such information.

2.16       Third Party Review.  HFS provides for periodic Independent audits (such as Type II SAS70) of its data center operations.  HFS will provide Customer with a copy of such audit reports for the Data Center.  Each audit will comply with applicable FDIC and other federal regulations pertaining thereto.

2.17       Ownership of HFS Products.  All right, title and interest in and to the HFS Products, including all specifications and information related thereto, and in all patents, trademarks, copyrights, trade secrets, and all other intellectual property and proprietary rights therein, are owned by and shall remain the exclusive property of HFS (or by a third party who has authorized HFS to sublicense such property).  Customer acknowledges and agrees that it does not own, and shall not acquire, any right, title or interest in these items other than the limited license for use set forth in this Agreement.  Customer further agrees (and agrees to cause its employees to do the same) that, if necessary, it shall perform any acts that may be reasonably necessary to transfer ownership of any right, title, and interest in the HFS Products to HFS, including, but not limited to, the execution of further written assignments.

2.18       Third Party Products and Licenses.  Customer shall be responsible for obtaining applicable licenses to any Third Party Products identified in Schedule 1, paying all fees related thereto, and ensuring that its use of the Third Party Products through the Remote Processing Services provided by HFS hereunder comply with the terms and conditions of such third party license agreements.  Customer understands and agrees that HFS makes no representations or warranties, and shall have no obligations to provide support for, any such Third Party Products.

Notwithstanding the foregoing, and during only the term hereof, commencing on the Live Date, HFS grants to Customer a license to remotely access and use the Third Party Products identified in Schedule 1 solely for its internal business operations and consistent with the terms and conditions of this Agreement and the additional terms set forth in Schedule 7.  Customer agrees that it shall not:  (i) reproduce, prepare derivative works based upon, distribute copies of, perform, display, make, use, or sell the Third Party Products identified in Schedule 1 other than as expressly provided herein, (ii) reverse engineer, disassemble or decompile any Third Party Products identified in Schedule 1 or cause or permit such acts, (iii) use the Third Party Products identified in Schedule 1 for third-party training, commercial time-sharing, outsourcing, rental, or service bureau use, and (iv) assign, sublicense, lease, transfer, or rent or otherwise provide access to the HFS Products to any third party.  Customer understands and agrees that it is only licensed to use the Third Party Products identified in Schedule 1 through the Remote Processing Services provided pursuant to this Agreement; provided, however, Customer may install at its location and use the object code version of the client resident portions of the Third Party Products identified in Schedule 1 solely as necessary for Customer to remotely access the RPS Products.

For the Third Party Products identified in Schedule 1, Customer understands and agrees that HFS makes no representations or warranties, and shall have no obligations to provide support for, any such Third Party Products other than as expressly provided in this Agreement.  Where authorized, HFS shall pass through to Customer any warranties and remedies provided by the third party manufacturer of the Third Party Products set forth in Schedule 1.

3.           Customer Obligations.  As a condition to HFS’ performance of the Services, Customer represents, warrants and agrees as follows:

3.1         Formatting and Delivery of Customer Data.  Customer shall transmit to HFS all Customer Data necessary for the performance of the Remote Processing Services.  Customer shall ensure that all Customer Data is in good and usable condition and transmitted, received and formatted as specified by HFS in accordance with the Documentation.  Customer shall transmit such Customer Data to HFS utilizing telecommunication lines or, in cases in which such lines are unavailable, as agreed upon in writing by the parties hereto.  Customer acknowledges and agrees that its timely submission of accurate Customer Data to HFS is a condition precedent to HFS’ ability to perform the Batch Processing.

3.2         Connectivity and Communication Equipment.  Customer is required to maintain high speed data communications circuits (such as frame relay) to utilize the Remote Processing Services provided hereunder, as well as alternative communication connections detailed in Schedule 4.  The standard connectivity for Remote Processing Services requires TCP/IP through such a high speed communications circuit.  Customer shall be responsible for payment of all one time and recurring charges and payments incurred by HFS in connection with such high speed communications circuit as outlined in Schedule 4;

Customer shall pay all costs related to HFS’ performance of Services under this Agreement, including, without limitation, the cost of network equipment, on-line transmission of Customer Data to HFS and Customer’s on-line processing of the Customer Databases.  All such equipment shall comply with HFS’ hardware and network standards (as more specifically set forth in this Agreement and the Documentation).

3.3         Customer Data and Customer Databases.  Customer represents and warrants that Customer is responsible for the accuracy of all Customer Data.  Customer shall review all Customer Data and Customer Databases (and all related Reports) within five (5) days of receipt thereof or access thereto in order to verify the accuracy and correctness of such data and information and, as promptly as practicable thereafter, provide HFS with written notification and documentation of any identified error with respect to such Customer Data, Customer Databases or related Reports.  Customer shall back up all Customer Data on storage tapes prior to the transmission to HFS.  Customer understands and agrees that HFS shall have no responsibility for the accuracy of such Customer Data, Customer Databases or Reports or for any invalid destinations, transmission errors.

In the event that Customer requires that its Customer Databases and the HFS Products to which it has access be located on computer hardware systems owned by HFS but dedicated solely to HFS’ performance of Services for Customer, Customer shall be responsible for reimbursing HFS for all equipment and other out-of-pocket costs incurred by HFS.

3.4         Compliance with Laws.  During the term of this Agreement, Customer shall comply with all applicable laws, rules, regulations and administrative requirements, including, without limitation:

(i)     submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

(ii)    providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

(iii)   retaining records of its Customer Data as required by regulatory authorities;

(iv)   obtaining and maintaining, at its own expense, any fidelity bond required by any regulatory or government agency; and

(v)    maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records or data from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

3.5         Customer Contact.  Customer will designate and maintain throughout the term of this Agreement a designated contact manager to act as liaison between the Customer and HFS regarding or related to this Agreement and all Services provided hereunder.  Customer shall identify this individual in writing to HFS contemporaneously with the execution of this Agreement (which may be updated from time to time by Customer in writing).

3.6         Commencement of Remote Processing Services.  Following the Effective Date of this Agreement, Customer agrees that it shall use commercially reasonable efforts to implement and commence use of the RPS Services as soon as reasonably possible.

3.7         Other Responsibilities.  In connection with the implementation of the RPS Products, Customer agrees to perform the tasks and responsibilities set forth in Schedule 6 and such other requirements as reasonably requested by HFS.

3.8         Exclusivity.  Customer agrees that during the term of this Agreement, HFS shall be the exclusive provider of the Remote Processing Services described in this Agreement.

4.           Charges, Invoices and Payments.

4.1         Remote Processing Services Fees:

A.          All fees related to Remote Processing Services provided under this Agreement, including, without limitation, those set forth in Schedule 1, are due and payable by Customer to HFS as provided in this Section 4.1 or the applicable Schedule hereto, and Customer agrees to pay such amounts as they become due and payable.

B.           All Monthly Asset Value Payments are due and payable as provided in Section 1(A) of Schedule 1.

C.           All recurring monthly charges and fees other than Monthly Asset Value Payments set forth in Schedule 1 shall be invoiced by HFS to Customer as of the end of the applicable calendar month (or partial month of Remote Processing Services) and are due and payable as of such invoice date.

D.           All one time fees and charges set forth in Schedule 1 shall be invoiced as of the Effective Date of this Agreement or such other date as provided in Schedule 1 and are due and payable as of such invoice date.

E.           All annual fees and charges set forth in Schedule 1 (such as annual support fees) are due and payable on the Live Date of the Agreement and each anniversary of the Live Date thereafter.

F.           In the event of any conflict, the additional payment terms may be provided in an applicable Schedule hereto and shall govern.

4.2         Consulting Services Fees.  Consulting Services provided by HFS to Customer pursuant to this Agreement will be provided on a time and materials basis and mutually agreed upon in advance in a Statement of Work signed by each of the parties.  In the event a Statement of Work fails to state the hourly rate for such services, the hourly rate shall be HFS’ standard rate for such services at such time.  (For informational purposes only, as of the Effective Date, HFS’ standard hourly rates for Consulting Services are $200 per resource and are subject to change at any time).  Fees for Consulting Services shall be invoiced by HFS to Customer once a month for each month during which such fees are incurred and are due and payable by Customer to HFS on the date of the invoice for such amounts.

4.3         Other Expenses.  Customer shall pay HFS for all travel, living and other out-of-pocket expenses incurred by HFS in providing Consulting Services to Customer.  HFS shall invoice Customer for such travel, living and out-of-pocket monthly, and such amounts are due and payable by Customer to HFS on the date of the invoice for such amounts.

4.4         Increases for Charges and Fees Under Schedule 1.  Upon thirty (30) days prior written notice to Customer, HFS may adjust the fees and charges set forth in Schedule 1 once each year following the first anniversary of the Live Date.  Each increase shall be limited to an amount of the then current applicable fee(s) equal to the greater of seven percent (7%) or the change in the U.S. Department of Labor, Consumer Price Index for Urban Wage Earners and Clerical Workers, All Cities, (1962=100) for the preceding 12-month period.

Notwithstanding the foregoing, HFS may increase fees in excess of this limit when it implements major system enhancements, which are provided to comply with changes in government regulations, and HFS shall use commercially reasonable efforts to allocate fee increases necessitated there from across the then current HFS general customer base for the applicable HFS Products (unless otherwise prohibited).

The limitations on increases to the fees and charges set forth in Schedule 1 shall not apply to increases resulting from increases in accounts, assets, terminals, users, or additional RPS Products to those set forth in Schedule 1 (where each might be applicable) and shall not apply to other fees referenced elsewhere in this Agreement.

4.5         Late Fees.  In the event Customer fails to pay any amounts pursuant to the terms of this Agreement within thirty (30) days of the date of its receipt of the applicable invoice to Customer for such amounts, HFS shall be entitled to charge, and Customer shall pay, a late fee equal to one and one half percent (1½%) (or, if less, the highest rate of interest allowed by law) of the outstanding balance, or portion thereof, for each thirty (30) day period such amount remains due and owing by Customer to HFS after the applicable invoice date.

4.6         Taxes.  The charges and fees set forth in this Agreement do not include taxes or other withholdings.  If HFS is required to pay sales, use, property, value-added, withholdings, or other federal, national, provincial, state or local taxes based on the licenses or services provided under this Agreement or on Customer’s use of such services or licenses, then such taxes shall be invoiced to and promptly paid by Customer.  This Section shall not apply to taxes based on HFS’ income, which shall remain the responsibility of HFS.

4.7         Invoices.  Invoices by HFS to Customer pursuant to this Agreement shall be sent to Customer at the following address:

Two River Community Bank
1250 Highway 35 South
Middletown, NJ 07748

5.           Term and Termination.

5.1         Term.  The initial term of this Agreement shall commence on the Effective Date and shall continue for a period of seven (7) years from the first date of live processing.  The Agreement shall automatically renew thereafter for successive seven (7) year periods, unless a written notice of non-renewal is provided by either party to the other not less than one hundred eighty (180) days prior to the expiration of the then current period.

5.2         Termination for Cause.  HFS may, in its sole discretion, immediately terminate this Agreement at any time and revoke the licenses granted herein if Customer fails to make timely payments in accordance with the terms set forth herein, provided that HFS gives Customer ten (10) business days prior written notice of such default and a reasonable opportunity to cure.  In the event either party defaults under any other material obligation in this Agreement, the non-defaulting party shall give written notice of such default to the defaulting party.  If the defaulting party fails to cure such default to the reasonable satisfaction of the non-defaulting party within forty-five (45) days of receipt of the default notice (or such other time period as agreed to in writing by the parties), the non-defaulting party may immediately terminate this Agreement by written notice to the defaulting party.

5.3         Effect of Expiration or Termination.  The expiration or termination of this Agreement shall not relieve Customer’s obligations under this Agreement with respect to the payment of all fees and expenses for which it is obligated hereunder.  In addition, upon expiration or termination of this Agreement, Customer shall immediately  (i) discontinue use of the RPS Products and Services hereunder;  (ii) deliver to HFS all physical copies of all RPS Products and other proprietary and intellectual property of HFS that is in the Customer’s possession; and (iii) within thirty (30) days after expiration or termination of this Agreement, an officer of Customer shall certify in writing to HFS that Customer has complied with the provisions of this Section.  This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

6.           Warranties.

6.1         Performance of Services.  HFS shall perform the Services described in this Agreement in a workmanlike manner consistent with applicable industry standards.  For any breach of the warranty set forth in the preceding sentence, provided that Customer provides HFS written notification of any breach of such services within thirty (30) days of the occurrence of such breach, the exclusive remedy of Customer or any third party claiming under or through Customer, and HFS’ entire liability, shall be the re-performance of the Services, or if HFS, in its sole discretion, is unable to re-perform the Service, Customer shall be entitled to recover the charges paid to HFS for the non-conforming Services (less a reasonable allowance for use).

6.2         Warranty for HFS Products.  HFS warrants that, for a period of ninety (90) days from the Live Date, the applicable HFS Products, when used in accordance with the applicable Documentation and consistent with the terms of this Agreement, will perform in substantial compliance with all material specifications for such HFS Products as set forth in such Documentation.  In the event the HFS Products fail to perform as warranted herein during such period, HFS shall make commercially reasonable efforts to correct any reproducible error condition reported to HFS during the applicable period.  In the event HFS is unable to correct such reported reproducible error within a reasonable period of time, Customer, as its sole and exclusive remedy and HFS’ entire liability, shall be entitled to:  (i) terminate this Agreement and (ii) a credit of the one time set-up fees actually paid pursuant to this Agreement.  The limited warranty provided hereunder shall not apply to the extent the HFS Products have been modified by other than HFS or not used in accordance with the Documentation or this Agreement.

6.3         Disclaimer of Warranties.  The warranties specified in this Section 6 are the complete warranties between HFS and Customer related to this Agreement.  EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 6, HFS HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE RPS PRODUCTS OR SERVICES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT ANY USE OF THE RPS PRODUCTS OR SERVICES, WILL BE UNINTERRUPTED OR ERROR-FREE OR MEET CUSTOMER’S REQUIREMENTS.  The express warranties set forth above supersede all proposals, representations or communications, verbal or written, express or implied, statutory or otherwise, between the parties relating to the subject matter of this Agreement.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR SCHEDULE 7 HERETO, CUSTOMER UNDERSTANDS AND AGREES THAT ALL THIRD PARTY PRODUCTS ARE PROVIDED ON AN AS IS BASIS, WITHOUT REPRESENTATION, CONDITION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4         Disclaimer of Certain Issues.  HFS does not warrant that the Services will be uninterrupted or error-free or that the Customer Databases or Reports will be accurate or error-free.  HFS does not warrant the Services provided by third parties (such as the telephone company and other third party communication service providers), but will use commercially reasonable efforts to correct and/or circumvent outages.  In the event of any errors or interruption in the Services, HFS shall use commercially reasonable efforts to correct any material processing error in any Reports or Customer Databases made by HFS, subject to the limitations set forth in this Agreement, provided that Customer promptly notifies HFS in writing (or orally if there are severe time constraints and reduced to writing thereafter) of such claimed error and furnishes documentary evidence sufficient to substantiate the claim following the date any Report or Customer Database is made available that contains such errors.

7.           Confidential Information.

7.1         Confidential Information.  By virtue of this Agreement, the parties may have access to information that is confidential to one another.  “Confidential Information” shall mean information disclosed by one party to the other consisting of the following:  (i) the terms and pricing under this Agreement; (ii) the RPS Products and Services and all information or materials related thereto (which shall be considered HFS’ Confidential information); (iii) the Customer Data and Customer Databases; and (iv) all information clearly identified by either party as confidential at the time of disclosure (collectively, the “Confidential Information”).  A party’s Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) is lawfully disclosed to receiving party by a third party without an obligation of non-disclosure to the disclosing party; or (c) is independently developed by the other party without reference to the Confidential Information.  Additionally, a party may disclose Confidential Information solely to the extent required by subpoena, court order or government requirement to be disclosed, provided that the receiving party shall give the disclosing party prompt written notice of such subpoena, court order or government requirement so as to allow such disclosing party to have an opportunity to obtain a protective order to prohibit or restrict such disclosure.  Confidential information disclosed pursuant to subpoena, court order or government requirement shall otherwise remain subject to the terms applicable to Confidential Information.

7.2         Obligations of Non-Disclosure.  The parties agree that, for the term of this Agreement (including renewals) and for a period of five (5) years thereafter, each party shall make commercially reasonable efforts to protect the other party’s Confidential Information from disclosure, publication or dissemination to third parties, but in no event less than the efforts it takes to protect its own similar Confidential Information.  Notwithstanding anything to the contrary herein, Customer’s obligations of non-disclosure of the RPS Products and HFS’ obligations of non-disclosure of the Customer Data and Customer Databases and all RPS Products and related Documentation shall continue indefinitely.

HFS is familiar with Gramm-Leach-Bliley Act (also known as the Financial Services Modernization Act of 1999) and the regulations promulgated thereunder.  Consistent with such regulations, HFS shall not otherwise disclose any non-public, personal, consumer information provided by Customer to HFS as part of the Services hereunder except as expressly authorized by Customer or otherwise in connection with HFS’ performance of such Services.

7.3         Transmittal of Confidential Information.  HFS shall not be liable or responsible to Customer or its customers for any losses, damages, claims, costs or other obligations arising out of or relating to any unauthorized access to, disclosure or use of such Customer data or other Customer Confidential Information while such information is accessible through the Remote Processing Services or otherwise in transmission between HFS and Customer.  HFS shall also not be liable or responsible for any breach of confidentiality or security of any of Customer’s or Customer’s data or information caused by a third party communication provider.

8.  Limitation of Liability.

8.1         UNDER NO CIRCUMSTANCES SHALL HFS (INCLUDING ITS SUPPLIERS AND CONTRACTORS) HAVE ANY LIABILITY TO CUSTOMER FOR ANY CONSEQUENTIAL (INCLUDING LOST PROFITS), EXEMPLARY, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES OR COSTS RESULTING FROM ANY CLAIM (WHETHER IN CONTRACT, TORT, NEGLIGENCE OR STRICT LIABILITY) REGARDING THIS AGREEMENT OR THE SERVICES, THE RPS PRODUCTS, OR THE USE OR INABILITY TO USE ANY OF THE FOREGOING, EVEN IF HFS HAS BEEN ADVSIED OF THE POSSIBILITY OF SUCH DAMAGES.

IN NO EVENT SHALL HFS HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF OR DAMAGE TO CUSTOMER’S DATA OR RECORDS, INTERRUPTION OF REMOTE PROCESSING SERVICES, CUSTOMER DATA, CUSTOMER DATABASES, OR THE SERVICES, ALTERATION OR ERRONEOUS TRANSMISSION OF CUSTOMER DATA, OR THIRD PARTY CLAIMS AGAINST CUSTOMER BASED ON ITS USE OF THE SERVICES OR RPS PRODUCTS.

8.2         WITHOUT LIMITING THE ABOVE, HFS’ TOTAL AGGREGATE LIABILITY TO CUSTOMER, IF ANY, FOR ANY CLAIM OR CLAIMS ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY SOFTWARE, DOCUMENTATION, MAINTENANCE, SERVICES OR OTHER ITEMS FURNISHED OR TO BE FURNISHED UNDER THIS AGREEMENT (EXCLUDING ANY EXPENSES INCURRED BY HFS IN DEFENDING OR PAYING ANY CLAIMS AGAINST CUSTOMER UNDER SECTION 8.4), SHALL IN NO EVENT EXCEED THE TOTAL OF THE PAYMENTS MADE BY CUSTOMER TO HFS UNDER THIS AGREEMENT DURING THE PREVIOUS TWELVE (12) MONTHS OF THE AGREEMENT.  NO ACTION RELATED TO THIS AGREEMENT MAY BE BROUGHT MORE THAN TWELVE (12) MONTHS AFTER THE OCCURRENCE OF THE EVENT GIVING RISE TO THE CAUSE OF ACTION.

8.3         Customer understands and agrees that HFS shall have no liability whatsoever, actual or otherwise, to Customer based on any of the following: (i) any unlawful or unauthorized use of the Remote Processing Services or RPS Products by Customer; (ii) any claim arising out of a breach in the privacy or security of communications or Confidential Information based on the Remote Processing Services or transmitted to or from Customer in the use thereof; or (iii) any services provided by any third party communication services provider in connection with this Agreement.

8.4         HFS will, at its expense, defend Customer against a third party claim that the HFS Products as provided and used within the scope of this Agreement infringe such party’s United States patents, copyrights or trademarks or unlawfully misappropriate such party’s trade secrets, and pay any amounts awarded by a court of appropriate jurisdiction to such party to the extent based on such claims or otherwise included in a settlement of such claims approved by HFS, provided that; (a) Customer notifies HFS in writing promptly upon becoming aware of such a claim, and (b) Customer allows HFS to control, and cooperates with HFS in, the settlement and defense of such claims.

HFS shall have no liability for any claim based, in whole or in part, on: (a) use of the HFS Products outside the scope of this Agreement; (b) use of a superseded or altered release of the HFS Products, if the infringement would have been avoided by the use of the current unaltered release of the HFS Products made available to Customer under this Agreement; (c) the combination, operation, or use of any HFS Products with software, hardware or other materials not represented in the applicable Documentation as interoperable with the applicable Licensed Program; or (d) any modification of the HFS Products not made by HFS.

In the event the HFS Products are held to infringe or unlawfully misappropriate, or are believed by HFS to infringe or unlawfully misappropriate, a third party’s United States patent, copyright, trademark or trade secret, HFS shall, at its option: (i) modify the HFS Products to be non-infringing; (ii) obtain for Customer a license to continue using the HFS Products; (iii) replace the HFS Products with alternative non-infringing software; or (iv) terminate Customer’s license to use the applicable HFS Products.

This Section states HFS’ entire liability, and Customer’s exclusive remedy, for any claims for infringement or unlawful misappropriation of trade secrets related to the HFS Products, whether such action, claim or proceeding is based on breach of warranty or any other cause of action.

8.5        Customer shall indemnify, defend and hold HFS harmless from and against any claims, damages, costs or expenses (including, without limitation, attorneys’ fees) base on (i) Customer’s breach of its license agreements related to any Third Party Products, (ii) Customer provision of services to its customers or clients, or (iii) Customer’s unauthorized use of the RPS Products.

9.           Miscellaneous.

9.1         Governing Law; Jurisdiction; and Venue.  This Agreement and all performance hereunder shall be governed by the laws of the State of Florida, without regard for its conflicts of law principles.  The parties understand and agree that the applicable United States Federal District Court or state courts having jurisdiction over HFS’ principal place of business shall have exclusive jurisdiction over, and shall be the venue for, any dispute between the parties related to this Agreement, and the parties hereby consent to the jurisdiction and venue of such courts.

9.2         Dispute Resolution.  A three-step process is agreed to resolve disputes.  The parties will first attempt through earnest discussion to resolve their differences, including providing notice of the dispute and involving appropriate levels of management of both parties.  Failing resolution, the parties will participate in mediation as administered by the American Arbitration Association.  Failing resolution through mediation, any dispute, will be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as provided here.  Any arbitration or mediation will be held in a location in the continental United States selected by the party that is the defendant in the arbitration.  Arbitration will be before a single arbitrator active in a state bar with experience in software licensing in business.  The award of the arbitrator will be final and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.  In no event will the arbitrator award pre-award interest not otherwise agreed between the parties, punitive damages, or an award in excess of the amount of direct compensatory damages actually incurred by the claiming party as are consistent with the damages limitations of this Agreement.  Neither a party, a witness, nor the arbitrator may disclose the contents or results of any arbitration hereunder without the prior written consent of all parties, unless, and then only to the extent necessary, required to enforce or challenge the award, as required by law, or as necessary for financial and tax reports and audits.  Notwithstanding this Section, either party may seek equitable relief from any court having jurisdiction to the extent necessary to prevent irreparable harm.

9.3         Notices.  All notices required to be sent hereunder shall be in writing and shall be deemed to have been given three (3) days after mailing when mailed by first class mail, or registered or certified mail.

Notices to HFS shall be addressed to:

Contract Administration
Harland Financial Solutions, Inc.
605 Crescent Executive Ct., Suite 600
Lake Mary, Florida 32746

With copy to:

Legal Department
Harland Financial Solutions, Inc.
400 SW Sixth Avenue
Portland, OR 97204

Notices to Customer shall be addressed to:

Two River Community Bank
1250 Highway 35 South
Middletown, NJ  07748

9.4         Waiver.  The waiver by either party of any default, breach, or right of this Agreement shall not constitute a waiver of any other or subsequent default, breach, or right.

9.5         Survival.  The expiration or termination of this Agreement shall not relieve either party of any obligations of payment that accrued pursuant to the terms of this Agreement or that such party is otherwise obligated to pay, and the parties’ obligations under Section 6 (Warranties), Section 7 (Confidential Information), Section 8 (Limitation of Liability), and Section 9 (Miscellaneous) shall survive the expiration or termination of this Agreement.

9.6         Force Majeure.  Neither party shall be responsible for failure to perform in a timely manner under this Agreement when its failure results from any of the following causes:  Acts of God or public enemies, terrorism or terrorists’ acts, civil war, insurrection or riot, fire, flood, explosion, earthquake or serious accident, strike, labor trouble or any cause beyond its reasonable control.

9.7         Assignment.  Customer may not assign its rights or obligations under this Agreement without the prior written consent of HFS.

9.8         Export Administration.  Customer is not authorized to transfer, or cause to be transferred, or utilize any RPS Products outside the Territory.  In the event Customer is subsequently authorized in writing by HFS to transfer or utilize any RPS Products outside such Territory, Customer agrees to comply fully with all relevant export laws and regulations of the United States of America to assure that nether the RPS Product, nor any direct product thereof, are not exported, directly or indirectly, in violation of the laws of the United States of America.

9.9         Auditing by HFS.  HFS may, upon not less than ten (10) days prior written notice and at its expense, audit Customer’s information, records, and operations for the purpose of confirming Customer’s compliance with all terms and conditions of this Agreement.  Any such audit shall be conducted during regular business hours at Customer’s facilities and shall interfere as little as reasonably possible with Customer’s business activities.  Audits shall be conducted no more than once annually.

9.10       Conflict:  Order of Precedence.  In the event of any conflict between the terms of this Agreement and any Schedules hereto, the terms set forth in the applicable Schedule shall govern.

9.11       Authorization.  Each individual executing this Agreement on behalf of an entity represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of said entity; that this Agreement is binding on said entity; and that this Agreement is not in violation of or inconsistent with or contrary to provisions of any other agreement to which said entity is a party.

9.12       Counterparts: Copies.  This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement.  Any copy of this Agreement made by reliable means shall be considered an original of this Agreement.  Once executed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) shall be considered an original, unless prohibited by local law.

9.13       Entire Agreement.  All Schedules or Statements of Work to this Agreement are incorporated herein by reference and are expressly made a part of this Agreement.  This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement.  This Agreement may not be modified or amended, except in writing signed by a duly authorized representative of each party.

Each party has caused this Agreement to be executed by its duly authorized representative.

HARLAND FINANCIAL SOLUTIONS, INC.		TWO RIVER COMMUNITY BANK

By:	/s/ W. Zayas	By:	/s/ Michael J. Gormley

Name:	W. Zayas	Name:	Michael J. Gormley

Title:	SVP + G.M.	Title:	EVP CFO

Date:	3/3/06	Date:	2/27/2006

Addendum 1 To Remote Processing Services Agreement

This Addendum 1 to the Remote Processing Services Agreement (the “Addendum”) is entered into between Two River Community Bank, with offices in Middletown, NJ (each a “Customer”) and Harland Financial Solutions, Inc., with offices in Lake Mary, FL (“HFS”), and modifies a certain Remote Processing Services Agreement between the parties (the “Services Agreement”), dated contemporaneously with this Addendum, whereby Customer engaged HFS to perform remote processing services (the “Services”) using certain HFS and/or third party software and other software, hardware and/or services.  The terms and conditions set forth in this Addendum are in addition to the terms and conditions contained in the Services Agreement, including its schedules and any referenced agreements, addenda, attachments, exhibits, schedules and other reference documents attached thereto (together, the “Agreement”).  Where conflicts arise between the terms of the Agreement and this Addendum, the specific terms of this Addendum shall govern.  With respect to the Services Agreement, Customer and HFS agree to the terms and conditions contained in this Addendum as follows:

1.	In Section 2.13, HFS agrees that any change to the Services shall not materially decrease or fundamentally alter any deliverables of the Services provided hereunder.

2.	In Section 4.4:

▪	In the second sentence of the first paragraph is replaced with the following:
Each such increase shall be limited to an amount of the then current applicable fee(s) equal to the greater of five percent (5%) or the change in the U.S. Department of Labor, Consumer Price Index for Urban Wage Earners and Clerical Workers, All Cities, (1982=100) for the preceding 12-month period.  For clarification, this limit applies only to recurring charges listed in Schedule 1, and does not limit increases due to changes in Customer’s asset size.

▪
With respect to the second paragraph describing instances in which fee increases may exceed the percentage set forth in the immediately preceding section, HFS agrees that any such increases will not exceed 30% of the then-current applicable recurring fee(s) listed in Schedule 1.

3.	The parties agree that the limitations of Section 8.1 and Section 8.2 shall not apply to the extent that damages are the result of the gross negligence or willful misconduct of HFS.

4.	Section 9.1 is deleted in its entirety, and replaced with the following:

9.1 Governing Law.  This Agreement and all performance hereunder shall be governed by the laws of the State of New York, without regard for its conflicts of law principles.

5.	The fifth sentence of Section 9.2, describing the location for dispute resolution, is deleted and replaced with the following:

Any arbitration or mediation will be held in New York City, New York.

BY THEIR AUTHORIZED SIGNATURES BELOW, CUSTOMER AND HFS HEREBY FORM A CONTRACT ON THE TERMS AND CONDITIONS OF THIS ADDENDUM.

CUSTOMER:		HFS:
Two River Community Bank		Harland Financial Solutions, Inc.

BY:	/s/ Michael J. Gormley	BY:	/s/ W. Zayas

NAME:	Michael J. Gormley	NAME:	W. Zayas

TITLE:	EVP CFO	TITLE:	SVP + G.M.

DATE:	2/27/2006	EFFECTIVE DATE:	3/3/06
1250 Highway 35 South Middletown, NJ 07748		400 SW Sixth Avenue Portland, OR 97204

Two River Community – ADDM 1

REV. KAJ 2-27-06

SCHEDULE 1

SCHEDULE OF CHARGES FOR REMOTE PROCESSING SERVICES

HFS shall provide the Remote Processing Services, other than the Item Processing Services which are provided in accordance with terms of the Item Processing Services Schedule, to Customer utilizing the HFS Phoenix Banking System – Version U.S. 6.5 (as updated to from time to time pursuant to the terms of the Agreement) to provide Customer the services set forth in this Schedule 1.

Customer agrees to pay to HFS the following fees for the Remote Processing Services.  Except as otherwise provided, all fees are recurring monthly fees.  Customer understands and agrees that all fees quoted herein are minimum monthly processing fees.  Conversion, training, installation and processor certification fees for any products not specified herein will be stated by HFS to Customer separately upon Customer’s request.

A.	Recurring Charges. Commencing the month the Live Date occurs and for each month thereafter during the term of the Agreement, Customer agrees to pay the fees set forth in this Section 1:

1)	Live Date. On the Live Date, Customer shall pay to HFS the following payments, which amounts are due and payable to HFS on the Live Date:

(i)	a Monthly Asset Value Payment (as defined below) prorated for the number of days remaining in the then current month; and

(ii)
a Monthly Asset Value Payment, which shall be applied by HFS towards the actual Monthly Asset Value Payment for the Customer’s last month Remote Processing Services under this Agreement (the amount by which the actual Monthly Asset Value Payment for such exceeds the payment made at this time shall be invoiced separately as of the last such month).

2)
Recurring Monthly Charges.  Customer shall pay to HFS a Monthly Asset Value Payment based on the Total Bank Assets as of the last business day of the immediately preceding month.  Each Monthly Asset Value payment shall be due and payable within thirty (30) days of Customer’s receipt of an invoice for such amount.

3)	Monthly Asset Value Payment. For purposes of this Section 1(A), “Monthly Asset Value Payment” shall mean and be determined according to the following formula:

Monthly Asset Value Payment =  $7,275.00 x (Number of Banks processing under this agreement)
    + ($22.00 x Total Bank Assets / one million)

The Monthly Asset Value Payment calculated above will be discounted by $1081.00 for Two River Community Bank and $1081.00 for The Town Bank (following the Live Date of The Town Bank) during the term of this Agreement in consideration of the Customer’s 7-year commitment to the Phoenix System.

“Number of Banks” means the number of separately chartered financial institutions processing under the agreement.

Included with the Monthly Fees for Remote Processing Services are (1) Production Database and three (3) Staging Databases, per bank processing under this agreement.  Additional databases may be purchased and maintained as part of Remote Processing Services for the fees described in paragraph 1.G. below.

4)
Reporting Requirements.  On or before the third (3rd) business day of each calendar month, Customer shall submit to HFS (by such means as directed by HFS from time to time (i.e., via email, fax or other means where confirmation of receipt by HFS is available) its Asset Value as of the last business day of the immediately preceding calendar month.  Upon request, Customer shall promptly confirm its Asset Value on the Live Date for purposes of the payment referenced in Section 1(A)(1) above.  In the event Customer fails to provide its Asset Value in a timely manner as provided in the Section, HFS shall have the right and option to either (i) wait on the Asset Value to be provided or (ii) rely on the most recently provided Asset Value for Customer and proceed with invoicing for charges as provided hereunder (and adjusting the charges for the immediately following months if the Asset Value is subsequently determined to have been incorrect).

B.	One Time, Annual and Monthly Recurring Fees Based on Interfaces and Third-Party Products.

1)	HFS Interfaces to Third Party Products and Additional Fees (Any existing standard HFS Interface is available to the Customer at no additional fee)

Function/ Services Utilized	Third Party Products*	One Time Set-Up Fee	One Time Interface License Fee	Annual Support Fee	Monthly Fee	Monthly Transmission Fee

All Existing HFS Standard Interfaces are included		N/A	N/A	N/A	Included	N/A

2)	Third Party Products Licensed Pursuant to Section 2.18 of the Agreement and Additional Fees

Third Party Vendor	Functions/Services Utilized	One Time License Fees	Implementation Fees	Annual Support Fee
Star	Off-line ATM via Phoenix XM	N/A	N/A	Included

3)	Third Party Interfaces Not Licensed Under the Agreement

Third Party Products	Function/Services Utilized
N/A

**Denotes interfaces to be created by third party vendor through the Phoenix XM or other Phoenix interface module.  Such interfaces must be licensed from the third party, which vendor may charge a fee for the above interfaces.  Phoenix XM or other standard Phoenix interface specifications and training may be provided to the vendor for development of their interface to Phoenix XM or other Standard Phoenix interface.

4)	Third Party Interfaces Licensed Under the Agreement and Additional Fees

Product Related to Third Party Interface	Third Party Products	One Time Set-Up Fee	One Time Interface License Fee	Annual Support Fee	Monthly Fee	Monthly Transmission Fee
None

5)	Third Party Interfaces Not Licensed Under the Agreement and Additional Fees

None
*Customer is required to obtain a license to each desired Third Party Product identified from the applicable third party manufacturer of such product; additional fees may be payable to such third party pursuant to such license agreement.

C.	HFS One Time System Implementation Fees†	One Time Fees

Set-Up for standard HFS Phoenix Banking System, Definitions, Deposits, Loans, Relationship Information Management, and General Ledger Setup, including Database Server	$97,647.00 (The Town Bank)
Phoenix Teller Application	$ included
Network Design Fee for each Customer Connection to the Data Center (Does not include Customer’s internal systems	$ N/A
Holding Company	$4,500
On-line ATM Implementation – The Town Bank - $14,859.50 (Optional)
On-line ATM Implementation – Two River Community Bank - $18,825 (Optional)

D.	Recurring Monthly Fees for Data Communications	Monthly Fees

Terminal Access	Included
Equipment Charges DSU/CSU	Included
Communications Hardware maintenance	(as set forth in Schedule 4)*
High-Speed Frame Relay	(as set forth in Schedule 4)*
Backup Circuit (ISDN)	(as set forth in Schedule 4)*
Internet Bandwidth	(as set forth in Schedule 4)*

*HFS shall be entitled to increase these charges for third party communication provider services by an administrative fee equal to fifteen percent (15%) of the charges by the applicable third party service provider to HFS.

E.	Additional Data Conversion Fees (see Schedule 5)†
ATM/Debit Card Conversion	Included
Deposit Account Transaction History	$10,000
Loan Account Transaction History	$10,000
Internet Banking Conversion	$7,500

F.	Training Fees†
Training at Implementation	Included (as set forth in Schedule 5)

G.	Recurring Monthly Fees for Other Services	Minimum Monthly Fees

Business Recovery Services	$ Included
Provide extract files for Credit Bureau Reporting to third party	$ Included
Provide extract files for Delinquent Child Support match to third party	$ Included
Provide extract files for OFAC match to third party	$ Included
Additional Databases (Reporting, etc.)	$400/each

H.
Recurring Fees for Remote Processing Services Based on Actual Usage of Such Specific Services.  Customer agrees to pay the following fees for each month during the term of this Agreement based on its usage of the services set forth in this Section 2:

1. Additional Services	Recurring Fees Based on Usage of Services
(1) Research	Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services*
(2) Database Mass Changes	Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services*
(3) Third Party Certification of Communications HFS certified vendors Non-certified vendors	Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services* Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services*
(4) Custom Extracts/Development	Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services*
(5) Develop Crystal Reports	Based upon actual time at HFS’ then current hourly rate otherwise charged for Consulting Services*
*These are not Consulting Services (although charged at then current hourly rate) and do not require a Statement of Work. These services are provided as part of the Remote Processing Services.
2. Fees for Forms and Reports
Design Teller Receipts	$200.00 per receipt

I.
De-conversion Fees Following Termination.  In the event of termination, Phoenix agrees to provide reasonable de-conversion assistance and Customer’s Phoenix database (provided that new core provider signs an HFS nondisclosure agreement) for which Customer agrees to pay in advance to Phoenix a de-conversion fee equal to two (2) times the average Monthly Asset Value Payment for the Phoenix Core System for the three (3) months prior to termination.

J.	Early Termination Right
In the sole event that, during the first 5 years of this Agreement, Customer is merged with or acquired by another entity and is not the surviving entity, Customer shall have the right to terminate the Agreement by providing HFS notice no less than six (6) months prior to the end of the fifth (5th) anniversary.  In the event this early termination right is exercised, the Term stated in Section 5.1 shall be replaced with a 5-year term, and:
o
Customer must pay all Monthly Asset Value Payments as well as any other recurring fees which would have been incurred during the remainder of the 5-year term had this termination right not been exercised.  Monthly Asset Value Payments for the remainder of the term shall be determined using Customer’s asset size as of the last Monthly Asset Value Payment prior to the merger or acquisition:

o
In addition, prior to performance of de-conversion services by HFS, Customer must pay to HFS an early termination fee equal to the difference between the total Monthly Asset Value Payments paid or payable during the 5-year term and the total Monthly Asset Value Payments that would be or would have been payable by Customer over the 5-year term had the discount described in Section A(3) of this Schedule 1 not been applied.

Upon exercise of this right, Customer may specify a date upon which HFS will cease providing Services pursuant to this Agreement.  If such date is beyond the fifth (5th) anniversary date, Customer shall continue to pay all applicable Monthly Asset Value Payments (without discount) and other recurring fees until such date.

K.	Approval Condition

The conversion of The Town Bank and their inclusion in this Agreement is conditioned upon The Town Bank being acquired by or merged into a common holding company with Two River Community Bank.  If such transaction is not completed, those portions of this Agreement that apply to The Town Bank shall be terminated, and Customer shall have no obligation with respect fees described herein which relate to The Town Bank, including without limitation, the implementation, one time or monthly fees associated with The Town Bank.  However, Customer shall pay HFS for all services performed by HFS in furtherance of this Agreement.

† Payment of One Time Fees
Notwithstanding anything to the contrary in the Agreement or this Schedule 1, the One Time Fees described in Sections 1.C. 1.E and 1.F above, and those fees described in Schedule 5, are due and payable on the Effective Date of the Agreement.  One Time Fees include, but are not limited to Set-Up Fees, Data Conversion Fees, and Training Fees set forth in Section 1 above.

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 2

HFS SUPPORT HOURS FOR REMOTE PROCESSING SERVICES

1.	On-Line Processing Hours (all such hours subject to holiday schedule set forth in Section 3 below):
7:00 a.m. – 8:00 p.m. Eastern Time                                                                           Monday – Friday
7:00 a.m. – 3:00 p.m. Eastern Time                                                                           Saturday

HFS reserves the right to use up to two (2) Sundays during each calendar month for system maintenance.  Such system maintenance will be mutually agreed upon and will require 2 weeks prior notice.

2.	Report Delivery
Reports will be available on a daily basis as follows (all such hours subject to holiday schedule set forth in Section 3 below):
Availability of Optical Download:                                                                           By 9:00 a.m. Eastern Time – next business day

3.	HFS Holiday Schedule
Remote Processing Services will not be available or provided on holidays recognized by HFS or recognized by the federal reserve banks.  The following is HFS’ holiday schedule, which is subject to change on written notice to Customer by HFS:

New Year’s Day
Martin Luther King Day
President’s Day
Memorial Day
Independence Day
Labor Day
Columbus Day
Veterans Day
Thanksgiving Day
Christmas Day

4.	Service Level Response Guidelines
All Customer calls logged via GEMSsl that are not resolved during the initial call review will be followed up by HFS in order of priority and severity assigned in the HFS call tracking system.  The severity level, together with the Customer defined priority of the call, will determine how the HFS will respond to that Customer call and the approach the HFS will use in pursuing final resolution to the reported problem.  Final resolution may include, among other things, Instruction to the Customer as to how the problem can be avoided or corrected, instruction to the Customer for implementing a work around procedure or correction, issuance of a software or data correction that can be immediately applied by the Customer, development of a software correction that will be available to the Customer in a future release of the applicable HFS Product, development of a software enhancement that will be considered for availability to the Customer in a future release of the applicable HFS Product, or any combination of these processes.  The decision as to the severity level of the call and which process or processes will be used will be made in conjunction with the Customer, but final determination will be made by HFS.

A Support Representative will review each call and gather information to allow HFS to work towards a timely resolution.  To the extent possible, HFS will endeavor to address simple requests and informational type questions during the initial call review.  More difficult problems may also be resolved in this manner if they have previously been addressed by HFS.  However, given the uncertain nature of troubleshooting suspected software problems, closure timeframes are given only as objectives and actual resolution times will be determined on a case by case basis as will the actual processes required.  In all instances, calls are continuously monitored by Customer Support, who will provide regular progress reports to the Customers and escalate calls to senior management whenever appropriate.

5.	Service Level for Remote Processing Services

A.
HFS shall make commercially reasonable efforts to ensure the Remote Processing Services are available for use by Customer not less than 96% of each calendar month.  The “availability” will be measured as the percentage of minutes each day that the Remote Processing Services are available for use by Customer, and will be measured as the number of minutes per month that the Remote Processing Services are capable of receiving and processing Customer’s data.  The “availability” of the Remote Processing Services shall be measured on a daily basis.  A one hundred and eighty (180) minute period shall be excluded from the calculation each day because HFS will be performing system maintenance at this time each day.  Additionally, the following “downtime” for the Remote Processing Services shall not be considered as available time for purposes of calculating the “availability” of Remote Process Services for each month: (i) “downtime” based on HFS performing system maintenance during the two (2) Sundays during each calendar month reserved for such purpose (as set forth in Schedule 2.1), and (ii) “downtime” caused by factors outside HFS’ control (such as downtimes caused by parties other than HFS like third party communication providers or Customer).

B.	Customer shall advise HFS in writing of any divergence from the “availability” terms set forth herein.

C.
HFS agrees that, if HFS is unable to provide the “availability” for the Remote Processing Services represented in Section A above for a given calendar month, HFS will provide priority support to Customer until the represented “availability” level is satisfied.  Additionally, in the event HFS is unable to provide the “availability” represented in Section A for more than six (6) consecutive calendar months, Customer, as its sole and exclusive remedy and HFS entire liability, shall have the right to a credit of one (1) Monthly Asset Value Payment (as set forth in Schedule 1.A.), toward its Recurring Fees for Remote Processing Services during the next calendar month (provided that such written notice is provided within thirty (30) days of the end of the sixth consecutive month).

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 3

DESCRIPTION OF DISASTER RECOVERY SERVICES AND RECORD RETENTION

Disaster Recovery Services

A “Disaster” is any unplanned interruption of the operations of or inaccessibility to the HFS Data Center, which appears, in HFS’ reasonable judgment, to require relocation of processing to an alternative site.  HFS will notify Customer as soon as possible after it deems a service outage to be a Disaster.  Following a Disaster, HFS will move the processing of Customer’s Services to an alternative processing center as expeditiously as possible, and shall coordinate the cutover of data lines with the appropriate carriers.  Customer shall maintain adequate records of all transactions during the period of Service Interruption, and shall have personnel available to assist HFS in implementing the switch over to the alternative processing site.  During a Disaster, optional or on-request services shall be provided by HFS only to the extent that there is adequate capacity at the alternate center, and only after stabilizing the provision of normal Services.

Testing

HFS will test its Disaster Recovery Services Plan by conducting a test annually.  Customer agrees to participate in the annual test as reasonably required by HFS.  Test results will be made available to Customer’s regulators, internal and external auditors, and (upon request) to Customer’s insurance underwriters.

Customer Business Continuity Planning

Customer understands and agrees that the HFS Disaster Recovery Plan is designed to minimize but not eliminate risks associated with a Disaster affecting HFS’ Application and the HFS Data Center.  HFS does not warrant that service will be uninterrupted or error free in the event of a Disaster.  Customer maintains responsibility for adopting a business continuity plan relating to disasters affecting Customer’s facilities, and for securing business interruption insurance or other insurance as necessary to property protect Customer’s revenues in the event of a Disaster.  HFS will ensure that disaster services shall meet all applicable FDIC or other federal regulatory requirements.

Communications for Customer Business Continuity

HFS will work with Customer to establish a plan for alternative data communications in the event of a disaster at the Customer’s location.  Customer shall be responsible for furnishing any additional communications equipment and data lines required under the adopted plan from the Customer’s Business Continuity facility to the designated HFS telecommunications vendor point-of-presence (POP), which ultimately connects to the HFS Data Center or the HFS alternative processing center.   Notwithstanding the foregoing, all such plans must comply with HFS’ requirements to the extent of connections to the Data Center and all third party communication service providers and other vendors used by Customer for such purposes are subject to HFS’ approval and the other terms of the Agreement to the extent applicable to Customer’s connection or communication with the Data Center.

Record Retention

HFS shall retain the following information from the Customer Databases for the periods set forth below, or as otherwise required by Customer’s regulatory agencies as reported by Customer to HFS in writing.  HFS may destroy all such data after the expiration of such periods.

Customer Database Information	Retention Period from Creation Date
Daily Production Files EOM EOQ EOY	60 days 13 months 5 calendar quarters 7 years (offsite)

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 4

COMMUNICATION MANAGEMENT SERVICES

Subject to the General Terms and Conditions, HFS agrees to provide the following communication management services for the fees set forth below:

Network Support Services

HFS will provide network support services consisting of communication line monitoring and support personnel to discover, diagnose, repair, or report line problems to the appropriate telecommunications company.

Data Communications

Terminal (Station) Additions/Deletions will be completed within two (2) weeks from date of request.

Local Network Services

HFS shall coordinate the purchase, installation, billing and maintenance for data lines, modems, or other interface devices necessary to access the RPS Products.  Maintenance services shall be provided for a designated call window and service level (i.e., depot, on-site).  Where requested, this option may include additional dial-up lines and equipment to be utilized as a backup to the regular data lines.

HFS will include in the monthly fee to Customer the primary data line (256k) and the maintenance of the modems and other interface devices required to support that line.  If the Customer requests more bandwidth than the standard 256k circuit, HFS shall invoice the Customer for the additional bandwidth, and will add to these charges an administrative fee of fifteen percent (15%), due and payable by Customer to HFS.

Customer shall provide, at its expense, a PRI or BRI ISDN circuit to serve as a backup communication connection in the event such high speed communications circuit is unavailable for any reason.  Subject to written agreement of the parties, HFS will also make available to Customer a backup circuit, and Customer shall be responsible for all one time and recurring charges and payments incurred by HFS in connection with such back-up communications circuit; and

Customer shall provide, at its expense, a “dedicated” (24 by 7) analog telephone line to allow communications with the router located on the Customer’s location.  Customer is responsible for all monthly charges associated with the analog telephone line related to Customer.  If HFS and Customer agree, HFS will arrange for Customer’s analog telephone line and will invoice the Customer for the applicable monthly expenses.

Network and Equipment.  Customer will provide at its own expense all internal equipment, computer software, network equipment, additional communication lines, increased bandwidth, and interface devices required to use the Customer Software and access the RPS Products except where HFS has been retained to acquire equipment of this purpose.  All such equipment shall comply with HFS’ hardware and network standards pursuant to Section 3.2 of the Agreement.

Connections.  The Customer is responsible for taking all necessary legal steps for the interconnection of the Customer’s transmissions with third party carriers.  The Customer is responsible for securing all licenses, permits, right of ways, and other arrangements necessary for such interconnection and transmission and receipt of Customer’s data and other information.

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 5

DESCRIPTION OF STANDARD INSTALLATION AND TRAINING

The following is a brief description of the standard installation and training Consulting Services provided in connection with the implementation of the RPS Products.  All such Consulting Services shall be provided on a time and materials basis as Consulting Services and pursuant to an applicable Statement of Work unless otherwise agreed in Schedule 1 to the Agreement.

Consulting Services for implementation related to Remote Processing Services will be provided pursuant to a written installation project plan and Statement of Work agreed to and executed by both parties.

1.	Consulting Services for Training.

Consulting Services for training will be provided for the sum specified in Schedule 1 and pursuant to an applicable Statement of Work (unless such training is provided as part of general user education classes provided by HFS).  The standard training services would consist of:

▪	10 days Account Processing Training

2.	Additional Consulting Services for Conversion of Customer Data and Customer Databases.

HFS will provide any additional Consulting Services for data conversion of Customer Data and Customer Databases not agreed to in the original project plan on a time and materials basis pursuant to an applicable Statement of Work.  The fees for such services will be at the then current time and materials hourly rate.

3.	Conversion Date.

The parties agree to use best efforts to effect conversion no later than September 30, 2006.  Among other things, timely conversion is dependent upon prompt finalization of the merger/acquisition of The Town Bank.

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 6

CUSTOMER RESPONSIBILITIES

Following is a description of Customer’s responsibilities with respect to the proper installation of the RPS Products.  Customer agrees to perform these and such other actions as may be reasonably requested by HFS:

1.
Customer will designate a Customer installation manager to be HFS ’s primary contact.   The Customer installation manager will be responsible for coordination of proper resources from Customer management and operations to ensure timely completion of all Customer obligations related to the implementation of the RPS Products; including, but not limited to:

•	Review and selection of procession options.
•	Establishing Chart of Accounts.
•	Gathering information for product and parameter set-up.
•	Analysis and verification of pre-installation test output.
•	Availability of Customer to assist in balancing and verification of data accuracy.

2.
Customer will designate a training manager to coordinate attendance at HFS’ training classes and to supervise the training of all other Customer personnel by HFS.  The Customer training manager will verify that personnel selected by Customer to attend HFS’ training classes have sufficient product knowledge and experience to teach other Customer staff.  The training manager will also assure that there is sufficient time set aside for the training of all necessary and available Customer personnel.

3.
Customer will notify third parties in writing of its intent to use HFS as the data processing service provider and will support HFS in HFS’ set-up, converting, testing and preparing the RPS Products for production use.

4.	Customer will select and order all forms, coupons, and other items necessary for supporting Customer’s operations.

5.	Customer will prepare its installation site for all necessary equipment, communication and telecom lines, including proper electrical connections and air conditioning.

6.
Customer will use only the equipment that has been certified for use with the RPS Products by HFS.  HFS may be contracted to provide equipment and installation services as Consulting Services pursuant to the Agreement.

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06

SCHEDULE 7

Third Party Products

The Third Party Products licensed pursuant to Section 2.18 of the Agreement are identified in Sections 1(B)(2) and (3) of Schedule 1 to the Agreement.

Additional Terms for Third Party Products Licensed Pursuant to the Agreement

In addition to the terms and conditions of the Agreement, Customer agrees to the following additional terms and conditions for the Third Party Products:

(1)	Customer is prohibited from using the Third Party Products for purposes outside the scope defined in the Agreement.

(2)
Customer’s use of the Third Products shall be restricted to the number of specified users, workstations, seats or servers, as applicable, set forth in Schedule 1 for such Third Party Product.  Customer is prohibited from (i) sublicensing, timesharing, rental, facility management, or service bureau usage of the Third Party Products; and (ii) permitting third parties to remotely access and use the Third Party Products over the internet, unless otherwise authorized in the Agreement.  “Service bureau” shall mean an arrangement pursuant to which (i) third parties are permitted to access and use the Third Party Products directly or indirectly by any means to process their own data; or (ii) Customer uses the Third Party Products to process the data of any third party other than as authorized in the Agreement.

(3)
The third party owner of the Third Party Products retains title to the Third Party Products, and all copies thereof, and associated intellectual property rights therein.  Customer may not copy the Third Party Products other than as expressly authorized in the Agreement or in writing by HFS, and must include on all copies of the Third Party Products all copyright, government restricted rights and other proprietary notices or legends included on the Sybase Program when it was shipped to such licensee.

(4)
Only object code versions of the Third Party Products are licensed to Customer, and any reverse engineering, disassembly or decompilation to derive source code is prohibited (except to the extent expressly allowed under applicable law).

(5)
Customer agrees to comply with all export and re-export restrictions and regulations (“Export Restrictions”) imposed by the government of the United States.  If any Third Party Product license is provided to U.S. government licensee use, duplication or disclosure of the software and documentation by the U.S. Government shall be provided subject to terms and conditions consistent with these Mandatory Terms and any applicable FAR provisions, for example, FAR 52.227-19.

(6)
Although copyrighted, the Third Party Products may be unpublished and contain proprietary and confidential information of the owner of such Third Party Products.  Customer agrees to maintain the Third Party Products in confidence and protect the Third Party Products with at least the same degree of care with which it protects its own similar confidential information and consistent with the terms of the Agreement for Confidential Information relate to the RPS Products.

(7)	Upon termination of the license for the Third Party Products, Customer shall destroy or return all copies of the Third Party Products consistent with the terms of the Agreement.

(8)
HFS shall have the right to conduct and/or direct an independent accounting firm to conduct, during normal business hours, an audit of the appropriate records of Customer to verify the number of copies of the Third Party Products in use and the computer systems and the number of users, workstations, seats or servers, as applicable licensed for or using the Third Party Products.

(9)	The owners of the Third Party Products shall be considered third party beneficiaries of this Agreement for purposes solely of the Third Party Products.

Initials:

HFS	/s/ WZ
Customer	/s/ MJG
2/27/06